Exhibit 10.2


                                      NECO

                            ENERGY PURCHASE AGREEMENT

This ENERGY PURCHASE AGREEMENT ("AGREEMENT") is entered into on the date executed herein below by and between NECO ENERGY CORPORATION (previously New Energy Corporation, ("NECO") and Andrew M. Martin Co., Inc. ("PURCHASER").

1. Purchaser wishes to avoid high energy costs and agrees to purchase energy produced by the NECO solar electro-thermal generating equipment, sub-systems, recording meters and interconnect facilities (the "Solar Generator") at 20% below prevailing retail energy rates charged by the local public utility company for a term of sixty (60) months (the "First Term").

2. NECO agrees that at the end of the first Term, to extend this Agreement for an additional sixty (60) month Term (the "Second Term") at 30% below the prevailing retail energy rates charged by the local public utility company and which shall include the Option to Purchase ("Option") for Purchaser to acquire the Solar Generator. See Exhibit A attached to this Agreement by reference which is part hereof.

3. In the event Purchaser elects not to purchase the Solar Generator at the end of the Second Term, NECO shall provide Purchaser an additional sixty (60) month Term (the "Third Term") at 35% below the prevailing retail energy rate charged by the public utility at that time.

4. Purchaser agrees it shall at all times during the First and Second Term (and/or additional Terms if applicable) of this Agreement provide adequate space at Purchasers Site for the Solar Generator at no cost to NECO along with full access by NECO to its Solar Generator. Purchaser must maintain site control during the term of this Agreement. If Purchaser does not own the site where the Solar Generator is to be installed, Purchaser must provide NECO an executed Landlord Waiver Agreement between Purchaser and Landlord (see Exhibit C) which shall thereafter become a part of this Agreement.

5. NECO agrees to install the Solar Generator at its sole expense and obtain all government permits and interconnect agreements with the local public utility company

6. Purchaser agrees that all rights, title and ownership of the Solar Generator is the personal and identifiable property of NECO and Purchaser shall not create any claims, liens, damages or encumbrances against the Solar Generator. NECO and Purchaser agree to hold each other, separately and individually harmless from any and all loss, claims, damages and/or actions caused by either party. NECO shall provide liability insurance for the Solar Generator.

7. Purchaser agrees to promptly pay all invoices received from NECO calculated from meter readings at Purchasers property. Payments are due NECO from Purchaser no later than fifteen (15) days of NECO energy billing Due Date (the "Payment"). Billing statement text is outlined in Definitions.

8. In the event of Payment Default, Purchaser agrees NECO has the right to (a) enter Purchasers Site during normal business hours and (b) remove the Solar Generator and subsystems listed, but not limited to those outlined in Exhibit B and (c) institute collection proceedings. Solar Generator and sub-systems shall be subject to paragraphs within Exhibit C, Landlord Waiver.

9. Any dispute, controversy or claim arising under, out of or relating to this Agreement and subsequent amendments thereof and hereinafter referred to as "the Dispute" shall be submitted to Mediation in accordance with the Rules of Mediation of the American Arbitration Association. See Definitions.

10. Purchaser and NECO agree that this Agreement may be assigned by either party and that this Agreement shall have binding effect.

11. Rates paid by Purchaser to NECO for delivered electricity are based upon the number of kilowatts used by Purchaser at rates charged by the local public utility company, including demand charges, time of day use (where applicable) and other factors, less 20% during the First Term, 30% during the Second Term and 35% (if applicable) during the Third Term.

12. Rates paid by Purchaser to NECO for delivered thermal energy are based upon the number of therms or BTU's used by Purchaser at rates charged by the local public utility company, including surcharges if any, and including boiler inefficiency (where applicable) and other factors, less 20% during the First Term, 30% during the Second Term and 35% (if applicable) during the Third Term. See Definitions.

13. NECO reserves the right to sell any available energy not consumed by Purchaser to Third Parties. See Definitions.

14. Termination: This Agreement and commencement of the first sixty (60) month First Term shall become effective as of the date set forth above and shall continue in full force and effect until the final day sixty (60) months into the Second Term, March 6, 2012 or until the final day of the Third Term (if applicable), at which time this Agreement shall terminate.

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                                   DEFINITIONS

BOILER INEFFICIENCY: Boiler inefficiency loss equals approximately 25% due to the heat loss going up the exhaust stack.

DISPUTES: Any Dispute, controversy or claim arising under, out of or relating to this Agreement (and subsequent amendments thereof) its valid conclusion, binding effect, interpretation, performance, breach or termination, including tort claims (hereinafter referred to as "the Dispute") shall be submitted to Mediation in accordance with the Rules of the American Arbitration Association in force at the time of initiating the mediation procedure. If the Dispute has not been settled pursuant to the Mediation procedure within 60 days of the initiation of the Mediation, or if either party will not participate in the Mediation, the Dispute shall be referred to and finally determined by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce in force when initiating the arbitral procedure. The arbitral tribunal shall consist of a sole arbitrator. The place of arbitration shall be San Diego, USA. The language to be used in the arbitral proceedings shall be English. All disputes, controversies or claims referred to arbitration including those on any statute of limitations, set-off claims, tort claims and interest claims shall be governed by the substantive law of California, U.S.A.

INVOICES: Invoices are billing statements provided Purchaser by NECO on a regular basis commencing the first day of each month and shall contain (1) amount of kiloWatt hours delivered, (2) amount of delivered B.T.U.'s / therms (where applicable), (3) price per kWh and therm and (4) total amount due).

NECO ENERGY CORPORATION: A public company, trading on NASDAQ Over The Counter Bulletin Board ("OTCBB"). NECO has a Technology and Strategic Marketing
Agreement with MegaWatt Energy Corporation ("MEC"). MEC is a manufacturer patented solar electro-thermal generators for NECO.

PAYMENT DEFAULT: Purchase shall be in default if payment is not received by NECO fifteen (15) days after the Billing Date. Billing shall be sent to Purchaser in advance of the billing date.

PURCHASERS SITE: The site or location where the Solar Generator is installed.

RECORDING METERS: Are placed at a convenient location. There are two types of recording meters: (1) a kilowatt hour meter(s) and (2) a thermal B.T.U. recording meter(s).

SOLAR GENERATOR: The identified components of the solar electro-thermal generator, sub-systems, recording meters and interconnect facilities installed at and upon Purchasers Site are the subject of this Agreement and Exhibits and are listed in Exhibit B attached to this Agreement hereto by reference and is a part hereof.

THIRD PARTIES: In the event the purchaser does not require energy at a certain time of day or does not require thermal energy, NECO reserves the right to sell any excess energy to the local utility or other parties.

UNITS OF MEASUREMENT: 1 Kilowatt: 1000 watts; 1 Therm: 100,000 B.T.U.

EXHIBITS A, B AND C ATTACHED HERETO AND ARE PART OF THIS AGREEMENT.

IN WITNESS WHEREOF, PURCHASER and NECO have executed this Agreement as of this 5th day of March, 2002 in the City of Gardena, County of Los Angeles, State of California.

PURCHASER                                     NECO:


By: ______________________________            By: ______________________________
    Cliff Miller, President                       John McDonald
    16539 South Main St.                          5580 La Jolla Blvd., Suite 506
    Gardena, CA 90248                             La Jolla, CA 92037-7651
    (310) 323-2000                                (619) 615-8647
                                                  Office: 5685 La Jolla Blvd

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
                                      NECO
                       OPTION TO PURCHASE SOLAR GENERATOR
                                    EXHIBIT A

This Exhibit A is attached hereto by reference and is part of the Energy Purchase Agreement ("Agreement") entered into by and between NECO and Purchaser.

1. NECO agrees to transfer all rights, title and interest of and in the NECO Solar Generator and its sub-systems to Purchaser free and clear of all liens and encumbrances subject to the terms of the Agreement and Exhibit.

2. Purchaser has the right to purchase the Solar Generator after the end of the Second Term: March 6, 2012 or Third Term: March 6, 2017 or at any time as requested by Purchaser as defined in the Agreement. Purchaser is required to inform NECO of its election to exercise this Option to Purchase provision no less than sixty (60) days prior to the end of the Second Term or Third Term (if applicable).

3. NECO hereby offers this Option to Purchase the Solar Generator installed at Purchasers Site. The purchase price shall be equal to the amount of (a) the value of electricity and thermal energy (if applicable and used by Purchaser) produced by the Solar Generator and paid by Purchaser to NECO over the previous Second Term, and (b) (where applicable) the value of electric and thermal energy produced and delivered by the Solar Generator and paid for by Purchaser to NECO over the previous Third Term. Purchaser shall retain this Option to Purchase for the period of fifteen (15) years from the date of this Agreement as long as Purchaser conforms to the terms of this Agreement and Exhibits.

4. In the event Purchaser elects to extend the number of Terms four (4) times ending at twenty (20) years from the date of this Agreement and Exhibits, thereafter this Option and Agreement shall automatically become void and may be renegotiated by NECO and purchaser.

5. Purchaser hereby authorizes NECO to install a Rankine Cycle Turbine, its sub-systems and associated thermal storage to produce electricity on demand for subsequent use by Purchaser or sale to Third Parties by NECO. The installation shall be at the sole cost of NECO and be subject to this Agreement and Exhibits A, B and C.

AGREED BY:

PURCHASER                               NECO


By: _____________(initials)             By:____________(initials)
    Cliff Miller, President                John McDonald

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
                                      NECO
                         SOLAR GENERATOR EQUIPMENT LIST
                                    EXHIBIT B

Rated Output:                 The NECO Solar  Generator  installed  by NECO upon
                              Purchasers Site shall have a total rated energy output capacity after the inverter(s) of no less than 300 kiloWatts per hour, and able to produce and deliver 30 therms per hour over a daily annual average of six and one half (6.5) hours of sunlight.

Number of Generators:         One (1) rated at 300 kW output or more.

Size:                         235 feet in diameter

Location:                     Above  Purchasers  buildings  and open areas where
                              permitted by law.

Model Number:                 300 kW NECO

Warrantee:                    Unconditional  100%  parts  and labor  during  the
                              initial two 5 year Terms after installation and grid connection. In essence, NECO delivers hassle free energy to Purchaser

Extended Warrantee:           Unconditional   100%   parts   and   labor,   over
                              additional 20 years subject to Extended  Warrantee
                              Contract   which  may  be  executed  by  NECO  and
                              Purchaser at any time prior to the end of the initial 5 year unconditional warrantee period.

NOTES:

1. Purchaser agrees to allow NECO, at its own discretion, to install additional Solar Generator(s) and sub-systems to fulfill Purchasers additional energy requirements, if any.

2. The NECO Solar Generator shall be manufactured, installed and connected to the grid as swiftly as possible.

SUB-SYSTEMS TO INCLUDE:

3. One or more electric and one or more thermal meters for each Solar Generator.

4. Each Rankine Cycle Turbine to convert unused and stored thermal energy into electricity includes one (1) heat exchanger, one (1) condenser and one or more Rankine Cycle Turbine generators. The Rankine and related equipment may be installed at a later date at the sole discretion and cost of NECO or its assigns.

5. Each Solar Generator requires one or more inverters installed to convert direct current (DC) into alternating current (AC) for use by end user and the local utility grid system.

6. Grid connecting equipment shall be installed as required by the local public utility and construction permitting agencies.

7. Telemetry: NECO and MEC may install certain telemetry equipment to gather real time information which may include delivered electric and thermal output, operating conditions including wind speed, rain or faulty equipment operation, etc. Purchaser shall supply at no cost to Purchaser access to electric or communication connection(s) if required by NECO or MEC.

8. Purchaser understands and NECO agrees to increase Solar Generator output capacity if Purchasers energy requirements exceed the Solar Generator output. NECO shall at its sole option elect to expand the Solar Generator output when and if applicable at no cost to Purchaser. If such output increase should occur, Purchaser agrees to (1) amend Purchasers Option to Purchase Agreement as presented by NECO, (2) provide additional space for Solar Generator Installation as and where applicable and (3) to execute forms required by NECO, the local utility and permitting agencies.

AGREED BY:

PURCHASER                               NECO


By: ________________                    By: ________________
    Initials                                Initials

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